Exhibit 5.1

November 17, 2014

Wave Systems Corp.

480 Pleasant Street

Lee, Massachusetts 01238

Re:                             Registration Statement on Form S-3 of Wave Systems Corp.

Ladies and Gentlemen:

We have acted as counsel to Wave Systems Corp., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), by a Registration Statement on Form S-3, dated November 17, 2014 (the “Registration Statement), of an indeterminate amount of the Company’s securities having an aggregate public offering price of up to $15 million to be offered from time to time pursuant to Rule 415 of the Act.  Such securities include (i) Class A common stock, par value $0.01 per share (“Common Stock”), (ii) preferred stock, par value $0.01 per share (“Preferred Stock”), (iii) warrants to purchase Common Stock, Preferred Stock or other securities (“Warrants”), (iv) shares of Common Stock issuable upon the conversion of shares of Preferred Stock or exercise of Warrants and (v) units comprised of one or more shares of Common Stock, shares of Preferred Stock and Warrants, in any combination (“Units” and, together with the Common Stock, Preferred Stock and Warrants, the “Securities”).  The Securities may be offered and sold by the Company from time to time pursuant to Rule 415 under the Act as set forth in the “base” prospectus which forms a part of the Registration Statement (the “Prospectus”), and as to be set forth in one or more supplements to the Prospectus that may be filed under the Act.  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the filing of the Registration Statement.

As counsel to the Company, in rendering the opinions hereinafter expressed, we have examined and relied upon originals or copies of such corporate and public records and agreements, instruments, certificates and other documents as we have deemed necessary or appropriate for purposes of this opinion.  As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied entirely upon certificates of certain of the officers of the Company and have assumed, without independent inquiry, the accuracy of those certificates.

We have assumed:

(i)                                     the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document;

(ii)           the issuance, sale, amount, and terms of the Securities to be offered from time to time will be duly authorized and established by proper action of the Board of Directors of the Company, and in accordance with the Restated Certificate of Incorporation of the Company, as amended from time to time, the Restated By-laws of the Company as amended from time to time, and applicable Delaware law, and that, at the time of each such issuance and sale of such Securities, the Company will continue to be validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to issue and sell all such Securities at such time;

(iii)          that any Warrants will be issued under one or more valid, binding, and enforceable warrant agreements (each a “Warrant Agreement”), and any Warrant and Warrant Agreement will contain provisions stating that they are to be governed by the laws of the State of New York (each contractual choice of law clause being referred to as a “Chosen-Law Provision”).  Except to the extent that such a Chosen-Law Provision is made enforceable by New York General Obligations Law Section 5-1401, as applied by a New York state court, or a federal court sitting in New York and applying New York choice of law principles, no opinion is given herein as to any Chosen-Law Provision or otherwise as to the choice of law or internal substantive rules of law that any court or other tribunal may apply to the transactions contemplated by any Warrant or Warrant Agreement;

(iv)                              that any Units will be issued under one or more valid, binding, and enforceable unit agreements (each a “Unit Agreement”);

(v)                                 that any shares of Common Stock issued pursuant to the Registration Statement from time to time will not exceed the maximum authorized number of shares of Common Stock under the Restated Certificate of Incorporation of the Company, as amended from time to time, minus that number of shares of Common Stock that may have been issued and are outstanding, or are reserved for issuance for other purposes, at such time;

(vi)                              that any shares of Preferred Stock issued pursuant to the Registration Statement from time to time will not exceed the maximum authorized number of shares of Preferred Stock under the Restated Certificate of Incorporation of the Company, as amended from time to time, minus that number of shares of Preferred Stock that may have been issued and are outstanding, or are reserved for issuance for other purposes, at such time; and

(vii)         the execution, delivery and performance by the Company of the applicable definitive placement agency, underwriting, subscription or similar agreement, Warrant, Warrant Agreement, Unit or Unit Agreement will not constitute a breach or violation of any agreement or instrument that is binding upon the Company.

This opinion is limited solely to the Delaware General Corporation Law (the “DGCL”), the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws each as applied by courts located in Delaware and the internal, substantive laws of the state of New York as applied by courts located in New York without regard to choice of law (except as provided in the preceding paragraph), in each case to the extent that the same may apply to or govern the transactions contemplated by the Registration Statement, and we express no opinion as to the laws of any other jurisdiction.  We express no opinion as to the effect of events occurring, circumstances arising, or changes in law becoming effective or occurring, after the date hereof on the matters addressed in this opinion, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

Each opinion set forth below with respect to enforceability is subject to the following general qualifications:

(a)                                       the effect of applicable bankruptcy, insolvency, reorganization, moratorium, marshaling or other laws and rules of law affecting the enforcement generally of creditors’ rights and remedies, including, without limitation, fraudulent conveyance and fraudulent transfer laws;

(b)                                       general principles of equity (whether considered in a proceeding at law or in equity), including but not limited to principles limiting the availability of specific performance or injunctive relief, and concepts of materiality and reasonableness, and the implied duty of good faith and fair dealing; and

(c)                                        rights to indemnification and contribution may be limited by applicable law or equitable principles, and exculpatory provisions and waivers of the benefits of statutory provisions may be limited on public policy grounds.

Based on such examination and subject to the foregoing, we are of the opinion that:

1.                                      With respect to any particular series of shares of Preferred Stock, when both (a) the Board has taken all necessary corporate action to approve the issuance and terms of the shares of Preferred Stock, the terms of the offering thereof, and related matters, including the adoption of a certificate of designation relating to such Preferred Stock conforming to the DGCL (a “Certificate”) and the filing of the Certificate with the Secretary of State of the State of Delaware, and (b) certificates representing the shares of Preferred Stock have been duly executed, countersigned, registered and delivered either (i) in accordance with the applicable definitive placement agency, underwriting, subscription or similar agreement approved by the Board, or upon the exercise of Warrants to purchase Preferred Stock, against payment of the consideration therefor (not less than the par value of the Preferred Stock) provided for therein, or (ii) upon conversion or exercise of any other Security, in accordance with the terms of such Security or the instrument governing such Security providing for such conversion or exercise as approved by the Board, for the consideration approved by the Board (not less than the par value of the Preferred Stock), then the shares of Preferred Stock will be validly issued, fully paid and nonassessable.

2.                                      With respect to shares of Common Stock, when both (a) the Board has taken all necessary corporate action to approve the issuance and terms of the offering of shares of Common Stock and related matters, and (b) certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered either (i) in accordance with the applicable definitive placement agency, underwriting, subscription or similar agreement approved by the Board, or upon the exercise of Warrants to purchase Common Stock, against payment of the consideration therefor (not less than the par value of the Common Stock) provided for therein or (ii) upon conversion or exercise of any other Security, in accordance with the terms of such Security or the instrument governing such Security providing for such conversion or exercise as approved by the Board, for the consideration approved by the Board (not less than the par value of the Common Stock), then the shares of Common Stock will be validly issued, fully paid and nonassessable.

3.                                      With respect to the Warrants, when both (a) the Board has taken all necessary corporate action to approve the issuance and terms of the Warrants and related matters, and (b) the certificates for the Warrants have been duly executed and delivered by the Company and any applicable warrant agent against payment therefor pursuant to the applicable definitive placement agency, underwriting, subscription, Warrant Agreement or similar agreement duly authorized, executed and delivered by the Company and any applicable warrant agent, then the Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

5.                                      With respect to the Units, when both (a) the Board has taken all necessary corporate action to approve the issuance and terms of the Units and related matters, and (b) the certificates for the Units have been duly executed and delivered by the Company against payment therefor pursuant to the applicable definitive placement agency, underwriting, subscription, Unit Agreement or similar agreement duly authorized, executed and delivered by the Company, then the Units will be validly issued.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to this firm under the heading “Legal Matters” in any prospectus constituting a part of the Registration Statement.  In giving this consent, however, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

WILLKIE FARR & GALLAGHER LLP